Nucor Restructures Natural Gas Supply Agreements

CHARLOTTE, N.C., Oct. 4, 2016 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today that it has concluded several transactions to improve its access to a long-term supply of natural gas.

Nucor has purchased 49% of Encana's leasehold interest covering approximately 54,000 acres in the South Piceance Basin. Further, Nucor and Encana also terminated the two Carry and Earning ("C&E") drilling agreements entered into in 2010 and 2012, and Nucor sold its 50% equity interest in Hunter Ridge Energy Services LLC to Encana. Hunter Ridge is a gas gathering and water service provider formed by Nucor and Encana in 2012 to support the joint well development in the North Piceance Basin.

Under the new structure, Nucor has acquired 49% of Encana's leasehold interest in certain mineral leases to all depths, compared to the limited contractual commitments to participate in drilled wells that the company had under the original C&E agreements. This ownership structure provides Nucor full discretion on its participation in all future drilling capital investment. By canceling the C&E drilling agreements, Nucor has eliminated all future carry capital and all contingent liabilities associated with those contracts, which should result in lower unit cost for any future drilling. Nucor retains all existing producing wells it currently owns.

To support Nucor's operating wells and potential future well developments on the 54,000 acres, Nucor has entered into long-term agreements directly with existing third party gathering and processing service providers.

"These transactions give both companies capital flexibility. In addition, they preserve Nucor's long-term access to low cost gas resources in support of Nucor's raw material strategy. We think this transaction is a win-win for both companies," said John Ferriola, Chairman, CEO and President of Nucor.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2015 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208